Exhibit 99.1

Press Release                                      Source: Enhance Biotech, Inc.

Enhance Biotech Announces Asset Sale Agreement With Mount Cook Biosciences For Delta Receptor Portfolio
Monday May 22nd,


NEW YORK, May 22nd / -- Enhance Biotech, Inc. (OTC PK: EBOI), a company developing a portfolio of products focused on lifestyle drugs, announced today that it has sold its opioid Delta receptor compound portfolio to Mount Cook Biosciences Inc., a company formed and funded by Paramount Biosciences, LLC of New York.

The portfolio sold to Mount Cook Biosciences includes two clinical stage compounds and a library of pre-clinical compounds. The lead compound, DPI-125 is a novel mixed delta/mu opioid receptor agonist, which is being developed for the treatment of pain. A second compound, DPI-221 is intended to address urge and mixed urinary incontinence, and recently received IND approval. The portfolio also includes Enhance's pre-clinical Delta receptor programs in Parkinson's disease, Depression, Cardio Protection and Premature Ejaculation which will continue to be developed by Mount Cook Biosciences.

In consideration for the portfolio of assets, Enhance will receive cash, equity in Mount Cook Biosciences and potential milestone payments and future royalties on net sales. C.E.O. Chris Every commented; "The sale of the Delta portfolio is intended to enable the portfolio to progress to market and allow us to realize value for these products."

About Enhance Biotech, Inc.

Enhance is an emerging specialty pharmaceutical company that acquires, develops and seeks to commercialize drugs primarily in the "Lifestyle Drug" market. Lifestyle Drugs target chronic long-term conditions that are not necessarily life threatening, but can severely affect the quality of life. This is one of the fastest growing sectors in the pharmaceutical industry. Our drug pipeline focuses on three major segments in the Lifestyle Drug market: Urology, CNS and Dermatology.
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Certain statements  contained herein are  "forward-looking"  statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: our ability to obtain financing on commercially reasonable terms, in timely fashion, or at all to develop our product portfolio
or  fund  our  operations;   risks  associated  with  preclinical  and  clinical
developments in the biopharmaceutical industry in general and in Enhance Biotech's compounds under development in particular; the potential failure of Enhance Biotech's compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Enhance Biotech' compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures,
mergers,   licenses  or  strategic  initiatives  that  change  Enhance  Biotech'
business, structure or projections; the development of competing products; uncertainties related to Enhance Biotech' dependence on third parties and partners; and those risks described in the filings with the SEC, all of which are under the Company's prior name Becor Communications, Inc. Enhance Biotech disclaims any obligation to update these forward-looking statements.


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Source: Enhance Biotech, Inc.

Contact:
Charlotte Ramelli
(44) 207 451 2468
Savannah House,
11 Charles II Street
London SW1Y 4QU